Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
April 30, 2007	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES FIRST QUARTER RESULTS
Niles, Ohio — RTI International Metals, Inc. (NYSE: RTI) released results today for the first quarter of 2007.
The Company reported sales of $145.6 million in the first quarter of 2007 earning net income of $22.1 million, or $0.95 per diluted share. Results for the first quarter of 2006 were net income of $10.7 million, or $0.47 per diluted share, on sales of $115.1 million.
RTI’s Titanium Group posted operating profit in the first quarter of $21.3 million on sales of $103.2 million, including intersegment sales of $50.0 million. During the first quarter of 2006, the Group earned $11.8 million on sales of $79.9 million, including intersegment sales of $31.1 million. Mill product shipments for the first quarter were 3.7 million pounds at an average realized price of $25.65 per pound, as compared to 3.6 million pounds at $19.22 per pound in the first quarter of 2006.
The Company’s Fabrication & Distribution Group earned $11.6 million in operating income in the first quarter on sales of $92.4 million. The Group had operating income of $5.3 million during the same period in 2006 on net sales of $66.3 million.
The Company incurred $3.4 million of stock-based compensation expense for the quarter compared to $2.3 million for the first quarter 2006.
“With a good start and record sales in the first quarter, we expect 2007 to be another record year,” commented RTI’s new CEO Dawne S. Hickton. “The demand for titanium remains strong and we will continue to benefit from this demand as we bring our capacity expansions on-line later in the year and into 2008.”
The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
RTI International Metals®, headquartered in Niles, Ohio, is a leading producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
NOTE: RTI International Metals, Inc. has scheduled a conference call for Tuesday, May 1 at 10:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 877-860-4996 or (International) 973-582-2854 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, May 8, 2007, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 8655563.
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April 30, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2007	2006
Net sales	$145,557	$115,079
Cost and expenses:
Cost of sales	94,012	80,852
Selling, general, and administrative expenses	18,198	16,635
Research, technical, and product development expenses	461	458

Operating income	32,886	17,134
Other (expense) income	(541)	21
Interest income	1,136	509
Interest expense	(300)	(120)

Income before income taxes	33,181	17,544
Provision for income taxes	11,108	6,802

Net income	$22,073	$10,742
Earnings per share:
Basic	$0.97	$0.48

Diluted	$0.95	$0.47

Weighted-average shares outstanding:
Basic	22,869,493	22,554,073

Diluted	23,153,573	22,949,040

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April 30, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
ASSETS	2007	2006
Current assets:
Cash and cash equivalents	$44,281	$40,026
Investments	85,365	85,035
Receivables, less allowance for doubtful accounts of $1,101 and $1,548	96,252	92,517
Inventories, net	262,456	241,638
Deferred income taxes	318	2,120
Other current assets	6,893	5,818

Total current assets	495,565	467,154
Property, plant, and equipment, net	113,960	102,470
Goodwill	48,698	48,622
Other intangible assets, net	15,460	15,581
Deferred income taxes	9,445	9,076
Other noncurrent assets	1,140	1,010

Total assets	$684,268	$643,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,019	$34,055
Accrued wages and other employee costs	16,122	17,475
Billings in excess of costs and estimated earnings	18,252	21,147
Income taxes payable	10,682	5,253
Current deferred income taxes	5,694	10,255
Current portion long-term debt	692	459
Current liability for post-retirement benefits	2,783	2,783
Current liability for pension benefits	580	580
Other accrued liabilities	12,642	9,436

Total current liabilities	113,466	101,443
Long-term debt	14,586	13,270
Liability for post-retirement benefits	33,018	32,445
Liability for pension benefits	22,647	22,285
Deferred income taxes	2,747	5,422
Other noncurrent liabilities	7,432	6,867

Total liabilities	193,896	181,732

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,556,689 and 23,440,127 shares issued; 23,063,728 and 22,967,284 shares outstanding	236	234
Additional paid-in capital	296,919	289,448
Treasury stock, at cost; 492,961 and 472,843 shares	(6,859)	(5,285)
Accumulated other comprehensive loss	(31,007)	(31,226)
Retained earnings	231,083	209,010

Total shareholders’ equity	490,372	462,181

Total liabilities and shareholders’ equity	$684,268	$643,913

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April 30, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
Cash provided by operating activities (including depreciation and amortization of $3,605 and $3,575, respectively)	$15,617	$3,115
Cash (used) provided by investing activities	(15,180)	569
Cash provided by financing activities	3,956	1,458

Effect of exchange rate changes on cash and cash equivalents	(138)	37

Increase in cash and cash equivalents	4,255	5,179
Cash and cash equivalents at beginning of period	40,026	53,353

Cash and cash equivalents at end of period	$44,281	$58,532

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April 30, 2007

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
Net sales:
Titanium Group	$53,168	$48,750
Intersegment sales	49,999	31,141

Total Titanium Group net sales	103,167	79,891
Fabrication & Distribution Group	92,389	66,329
Intersegment sales	2,212	1,786

Total Fabrication & Distribution Group net sales	94,601	68,115

Eliminations	52,211	32,927

Total consolidated net sales	$145,557	$115,079

Operating income:
Titanium Group before corporate allocations	$22,958	$14,987
Corporate allocations	(1,657)	(3,167)

Total Titanium Group operating income	21,301	11,820

Fabrication & Distribution Group before corporate allocations	15,308	10,496
Corporate allocations	(3,723)	(5,182)

Total Fabrication & Distribution Group operating income	11,585	5,314

Total consolidated operating income	$32,886	$17,134

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